TECHNO-COMMERCIAL AGREEMENT

This AGREEMENT, executed at Romblon State University, Philippines, on this 5th day of December, 2010, between:

CLENERGEN PHILIPPINES CORPORATION, a Philippine corporation organized under Philippine laws with office address at Unit 311, The Annex, No. 24 Gen. Araneta Street, San Antonio Village, Pasig City, Philippines, herein represented by its President, MR. ANTONIO A. GIMENEZ and herein referred to as “CLENERGEN”

and

ROMBLON STATE UNIVERSITY, a Philippine State University duly organized and existing under and by virtue of the laws of the Republic of the Philippines, with office address at Odiongan, Romblon, represented herein by its President, JETER S. SESPEÑE, hereinafter referred to as “RSU”

WHEREAS, both parties have signed a Memorandum of Agreement (MOA) dated June 9, 2010 otherwise known as Doc. No. 477, Page No. 96, Book No. V, Series of 2010 of Notary Public Petroni F. Fradejas that creates the institutional relationships between the Parties;

WHEREAS, the said MOA stipulated for the conduct of a biomass power feasibility for Romblon Islands with RSU participating on the agronomy and agri-waste inventory component of the study, among others;

WHEREAS, to enhance further the value of the abovementioned feasibility study, the Parties have agreed to have RSU serve as the demonstration  forum of Clenergen for its high yielding strain of bamboo (“bamboo”) , Clenergen’s preferred biomass energy resource and Melia dubia, a fast growing species of tree from the Neem Family.

WHEREAS, Clenergen has accepted the research proposal and is part of this agreement as Annex “A”.

NOW, THEREFORE, for the purpose above mentioned, the Parties agree on the foregoing:

OBJECTIVES

General:

Development and enhancement of Agronomy technologies and biodiversity in the mass propagation, cultivation and growing of biomass crops starting with bamboo and Melia dubia

Specific:

Undertake initially the following specific project proposals:

1.	Project 1 Adaptability Trial of Bamboo and Melia dubia in the Philippines.
2.	Project 2 Yield Performance of a Bamboo , and Melia dubia
3.	Project 3 Yield Performance of Bamboo and Melia dubia Intercropped with other cash crops.
4.	Project 4 Data base on Alternative Feedstock Materials for Biomass Gasifier.

Others:

1.	Develop, document and confirm agronomic protocols leading to the development of best practices in the large scale cultivation of biomass plants covered by this undertaking
2.	Develop and document intellectual property rights emanating from this Agreement
3.	.
4.	Replicate similar project arising from this agreement in other sites under the guidance of Clenergen

Responsibilities of the Parties

Responsibilities of the RSU:

1.	On behalf of Clenergen, serve as the demonstration forum for the nursing, propagation of bamboo and Melia dubia in the Philippines;
2.	Allocate 3 Hectares of land on campus for conducting demonstration trials.
3.	Coordinate with Growmore on Bamboo nursing and growth of plantlets;
4.	Coordinate with Biomass2Biopower Limited on Melia dubia nursing and growth of plantlets
5.	Respond to Bureau of Plant Industry’s requirements for bamboo per approved import permit dated October 5, 2010;
6.	Apply for an import permit for Melia dubia.
7.	Submit the appropriate documents plus details to include, but not limited to the following: Detailed budget of expenditures and timing of the expenditures.

8.	Submit monthly status reports. Conduct joint review of the project on a regular basis and special review if deemed appropriate and necessary by Clenergen
9.	Maintain a record and log-book of the monthly activities and development on the project
10.	Allow the use of the facilities and manpower of the RSU
11.	Allow duly authorized officers and personnel of Clenergen to have access into the project premises and records at reasonable hours and with prior notice from Clenergen
12.	Ensure the completion of projects in accordance with the terms of reference and timelines provided.
13.	To prepare the terminal report at the completion of the project
14.	To allow Clenergen to undertake activities that is consistent with the provisions of this Agreement.

Responsibilities of Clenergen:

1.
To provide the funding required as per attached budget.  Through a Trust Fund created especially for project and shall be released on progress billing basis and/or as per instruction of Clenergen.  It is understood that Clenergen has full control regarding the usage of the funds.

2.	To provide assistance of Clenergen Agronomy Experts when deemed necessary to enhance the value of the project
3.	To cover any and all cost associated with the registration of intellectual property rights/patents resulting from the research project, including the establishment of trademark
4.	To review project as it progresses and come up with schemes to enhance whatever business values that will be generated
5.	To provide supervision to facilitate the completion of specific projects
6.	Sign attached Non-Disclosure Agreement

Other Provisions:

1.	Intellectual Property rights generated from this project shall be the property of Clenergen

2.	All commercial activities arising from this Agreement will be handled by Clenergen

3.	This agreement and all subsequent agreements shall be subject to the provisions of the Memorandum of Agreement mentioned in the Premises including the attached NDA.

4.	In case of conflict between the provisions of this Agreement and the provisions of agreement for specific project to be entered into by the herein, the Parties agree towards its amicable settlement

5.
This Agreement has a term of one(1) year and may be terminated earlier by Clenergen at its option in its sole judgment the potential commercial contribution of the research project will not justify the future additional cost.  If such event happens, Clenergen will turnover by way of assignment every and all assets, physical and intellectual unto RSU who may at RSU’s option, decide to continue with the research project.  Likewise, this agreement may be renewed or extended, subject to terms mutually agreed by the Parties.

IN WITNESS whereof each of the parties hereto has caused this Agreement to be executed the day and year written below and shall form part of the Clenergen-RSU MOA dated June 9, 2010.

CLENERGEN PHILIPPINES CORPORATION	ROMBLON STATE UNIVERSITY
By:	By:

/s/Antonio A. Gimenez	/s/Jeter S. Sespene
ANTONIO A. GIMENEZ	JETER S. SESPEÑE
President	President

SIGNED IN THE PRESENCE OF:

/s/Mark LM Quinn
MARK LM QUINN
Executive Chairman
Clenergen Corporation US

ACKNOWLEDGMENT

Republic of the Philippines	)
) S.S.

BEFORE ME, a Notary Public for and in ______________, on this _____ day of _________________, personally appeared the following:

Name	CTC No. /Passport No.	Date/Place Issued

Jeter S. Sespene, Ph.D.
Antonio A. Gimenez

all known to me to be the same persons who executed the foregoing instrument and they acknowledged to me that the same is their free and voluntary act and deed.

            The foregoing instrument is an Agreement consisting of four (4) pages, including this page on which the Acknowledgment is written, the parties and their witnesses having affixed their signatures on all pages.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal at the place and on the date first above written.

Doc. No.  _____ ;
Page No. _____ ;
Book No. _____ ;
Series of 2010

ANNEX “A”

Bambusa sp. as Energy Crop: Study on Integrated Program for Acclimatization, Testing, Production, and Utilization of high yielding strain of Bamboo (“Bamboo”) in Adpudlos, Romblon, Philippines

Proponents:   Romblon State University

Point Persons:

Dr. Jeter S. Sespene – Program Director

Dr. Merian C. Mani – Deputy Program Director

Ms. Selvanayaki Nanjappan –Acting for and on behalf of
Dr. N. Barathi of Growmore Biotech

Project Concept:

The proposed research is a joint project of Clenergen Philippines Corporation, Romblon State University wherein:

1.
Romblon University will be the host entity for the demonstration trials and will be responsible for the administration of the project pursuant to an agreement including administrative and logistic support.

2.	Growmore Biotech will be responsible for all the component of the project pertaining to Bamboo.
3.	Clenergen Philippines Corporation to provide overall supervision of the project.

Rationale:

Romblon is a missionary area of National Power Corporation. It is strategically situated at the center of the Philippine Archipelago. It is composed of three major islands namely Tablas, Sibuyan, and Romblon and seven minor and small islands. It is surrounded by deep water and is bounded by the islands of Masbate in the east, Mindoro in the west, Marinduque in the north and Panay in the south. It is approximately 187 nautical miles and 169 air miles south of Manila. The total land area of the province is approximately 1,355.9 sq. km. representing 5.30 percent of the land are of region IV-B. Adpulos is located in Tablas Island, municipality of San Andres.

Its topography is generally mountainous with about 40% of its land area having slopes greater than 50%. Only 4% of the total land area has 3-8% gradients and 10% has 0-3% inclination.  It has narrow strips of coastal lowland, low hill and plains typify the topography of some of the islands.

Romblon has a population of about 264,457 living in 135,509 ha or about 0.51 ha per person (2000 Census). Fishing and farming are among the major occupations making rice and fish as staple food. Ironically, 80% of vegetable consumption is imported from Mindoro, Batangas, Manila and Panay Island.

Despite of its strategic location, Romblon is among ten poorest provinces along with Sulu, Basilan, Tawi-Tawi in the country’s 78 provinces.

The Romblon State University (RSU) commits to take lead in the conduct of competitive studies, progressive leadership, advanced education, technological and professional instruction, research and extension, and training in areas of specialization such as agriculture and fishery, science and biotechnology, education, arts, and other relevant fields of study. It is the only higher education institution in the province with expertise in research and development.

Bamboo is one of the 16 priority species in the Philippines for development. It grows favorably in well drained sandy-loam and clay-loam soil with ph 5.0 to 6.0. It is resilient in varying rainfall patterns and harsh weather conditions. Bamboo grows in wide range of sites in tropical climatic condition within temperature of 8.8-36 oc.  It is traditionally used as food, shelter, firewood among others.

Bamboo is fast growing energy crop compared with local variety that produces highest biomass of 40 to 50 tons per acre per year. It has only 12% moisture after one week drying.  bamboo is tested as carbon neutral feedstock for biomass gasifier. Matured culm has energy value of 4600 K.Cal./kg while the young culm has 4000 K.Cal./kg. It is ecological to use young culm that has only 0.4% ash content than matured culm with 4.0%.

Objectives

1.	Develop in vitro protocol for the mass propagation of tissue cultured bamboo in Adpudlos, Romblon, Philippines
2.	Identify the cultural management practices of tissue cultured bamboo
3.	Conduct training to enhance capability of farm technicians and farmers in technical and productive plantation
4.	Establish data base of Agri-waste as Alternative Feedstock Materials for Biomass Gasifier

Expected Output/ Deliverables

1.	Developed protocol on bamboo propagation in Adpulos, Romblon, Philippines

2.	Identified cultural management practices of tissue cultured bamboo

3.	Conducted training to enhance capability of farm technicians and farmers in technical and productive plantation of bamboo
4.	Established data base of Agri-waste as Alternative Raw Materials for Biomass Gasifier feedstock

Potential Impact

1.	Improved knowledge on propagation of bamboo.
2.	Improved quality and production of bamboo in Romblon.
3.	Improved production, collection, and supply mechanism.
4.	Proved bamboo species has superior yield performance in local condition.
5.	Addressed market demands.
6.	Improved economic and financial status of local farmers.
7.	Improved land management and production system.
8.	Developed adaptation mechanisms to climate change.
9.	Liberate Romblon from among top poorest into progressive province in region IV.
10.	Sustained feedstock demand for gasification power plant.

Users
1.	9 municipalities of Tablas Island
2.	1 biomass gasifier energy generator
3.	Bamboo handicraft & furniture makers
4.	100 bamboo farmers
5.
6.	Suppliers and Service providers

Set-up of the Demonstration Projects
The project shall have two (2) components as follows:

1.
Growmore protocol which will take into consideration the parameters defined by Bureau of Plant Industry per its approval to import Bamboo dated October 5, 2010.  Ms. Selvanayaki of Growmore shall be primarily responsible for the component.  Growmore shall subsequently define its own methodology, benchmark and parameters and shall discuss the same with the Program Leader and Deputy Program Leader for RSU for purposes of alignment.

2.	RSU Protocol which strictly adheres with the local pest practices as determined by RSU, and

3.	RSU/Clenergen/Growmore Protocol which combines the RSU and Growmore protocol. The protocol to be adopted for this component shall take into consideration the best judgment of the Project Leader.

RESEARCH FRAMEWORK

SUMMARY:
ROMBLON STATE UNIVERSITY
Liwanag, Odiongan, Romblon

Program	ENERGY CROP for BIOMASS GASIFIER
Name of Project	: Acclimatization and Yield Performance of Bamboo and Melia dubia in the Philippine

Location	: RSU – Agpudlos Campus, San Andres, Romblon
Duration	: December 2010 – September 2011

Item No.	Description	Qty	Unit/No. of days	Unit Cost/Rate	Amount
1.0	Salaries & Honoraria
	Project Administrator	1	9 months	25,000 monthly	225,000
	Admin. Assistant	1	9 months	12,000 monthly	108,000

	Sub-total				333,000

2.0	Equipment/supplies
	Laptop – Acer	1			40,000
	Video cam	1			40,000
	Printer – Epson R230	1		7,000.00	7,000

	Sub-total				87,000

3.0	Individual Project Component Costing

	Project 1				494,200

	Project 2				76,500

	Project 3				76,500

	Project 4				292,800

	Sub-total				940,000

TOTAL ESTIMATED PROJECT COST					PHP	1,360,000

ROMBLON STATE UNIVERSITY
Liwanag, Odiongan, Romblon

Project 1	: Adaptability Trial of Bamboo and Melia dubia in the Philippines.
Location	: RSU Main Campus Green House

Duration	: December 2010 – May 2011

Item No.	Description	Qty	Unit/No. of days	Unit Cost/Rate	Amount
1.0	Salary/Honoraria
	Nursery In-Charge	1	6 months	15,000.00	90,000.00

	Sub-total				90,000.00

2.0	Nursery
	Rental for greenhouse	2	6 months	10,000.00	120,000.00
	Water & Electricity		6 months	2000.00	12,000.00

	Sub total				132,000.00

3.0	Propagation
	Planters Bag bamboo	5600		6.00	33,600.00
	Planters Bag Melia dubia	5600		6.00	33,600.00
	Media (garden soil)	112cu.m		1000.00	56,000.00
	Potting & Setting	60	4 days	220/day	26,400.00
	Biologicals	24	liters	1,000.00	23,000.00
	Fertilizers (Inorganic)	30	bags	1,500.00	45,000.00
	Fertilizer (Organic)	40	bags	500.00	20,000.00
	Irrigation System	1	lot	30,000.00	30,000.00

	Sub total				267,200

4.0	Utilities and Supplies		LS		5,000.00

	Sub-total				539,200

TOTAL ESTIMATED STUDY COST					PHP	494,200

ROMBLON STATE UNIVERSITY
Liwanag, Odiongan, Romblon

Project 2	: Yield Performance of Bamboo and Melia dubia :
Location	: Experimental Site - Agpudlos, San Andres, Romblon

Duration	: March 2011 – December 2011

Item No.	Description	Qty	Unit/No. of days	Unit Cost/Rate	Amount
1.0	Salary/Honoraria

	Research Assistant	1	9 months	8,500.00	76,500

	Total				PhP.	76,500

ROMBLON STATE UNIVERSITY
Liwanag, Odiongan, Romblon

Project 3	Yield Performance of Bamboo Intercropped with Cash crops

Location	: RSU Agpudlos Experimental Area

Duration	: March 2011 – December 2011

Item No.	Description	Qty	Unit/No. of days	Unit Cost/Rate	Amount
1.0	Salary/Honoraria

	Research Assistant	1	9 months	8,500.00	76,500

	Sub total				76,500
	Farm Input is part of project 4
TOTAL ESTIMATED STUDY COST					PHP	76,500.00

ROMBLON STATE UNIVERSITY
Liwanag, Odiongan, Romblon

Project 4	Data Base on Alternative Feedstock Materials for Biomass Gasifier.

Location	: Tablas Island, Romblon (7 municipalities/ 109 barangays)

Duration	: 6 months (January 2010 – July 2011)

Item No.	Description	Qty	Unit/No. of days	Unit Cost/Rate	Amount
1.0	Study Leader	1	6 months	8,500.00	51,000,00

	Enumerator’s honoraria:
	San Andres (13 brgys.)	2 pax	1.5 months	10,500.00	21,000.00
	San Agustin (17Brgys.)	2 pax	1.5 months	10,500.00	21,000.00
	Calatrava ( 7Brgys.)	2	1.5 months	10,500.00	21,000.00
	Odiongan-Ferrol (25 , 6 )	3	1.5 months	10,500.00	31,500.00
	Looc (12)	2	1.5 months	10,500.00	21,000.00
	Alcantara- 12 /Sta.Maria (6)	2	1.5 months	10,500.00	21,000.00
	Sta. Fe (11 brgys.)	2	1.5 months	10,500.00	21,000.00
	Total No. of Barangays. 109 (each enumerator has to spend 1 week per barangay)
	Sub-total				208,500.00

2.0	Meals	15	1.5 months	3,000.00	45,000.00
	Transportation Allowance	15	1.5 months	1,500.00	22,500.00

3.0	Supplies & Utilities				15,000.00
	Communication		6 months	300.00	1,800.00

	Sub-total				84.300.00

TOTAL ESTIMATED STUDY COST					PHP	292,800.00

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement (“Agreement”) is made on 5th December  2010 (“Effective Date”) between ROMBLON STATE UNIVERSITY and individual/business with registered offices/address at Odiongan, Romblon (“THIRD PARTY”) and Clenergen Corporation, a company registered under the laws of Nevada, USA, with its registered office at Bath House, 8 Chapel Place, London EC2A 3DQ, UK (“CC”).

WHEREAS:

A.	CC Intends to set up a Biomass based power plants using cultivated feedstock, and licensed Agronomy and Gasification Technology.
B.	The parties wish to disclose certain proprietary and confidential information to one another; and
C.
In consideration of the Business Opportunity, each party agrees that all Confidential Information received by it from the other party shall be kept confidential and shall be governed by the following terms and conditions.

I.	DEFINITIONS

1.	“Discloser” is the party disclosing the Confidential Information for the Permitted Purpose;
2.
“Permitted Purpose” means the appraisal of the Business Opportunity with a view to the parties taking advantage of such Business Opportunity in accordance with the terms of a mutual agreement to be reached between them;

3.
“Confidential Information” means (i) any commercial, technical and other data, information and interpretations made available by Discloser for the Permitted Purpose, whether orally or in writing on whatsoever medium (ii) the fact that discussions are taking place between the parties concerning a transaction involving the Business Opportunity and (iii) the terms of this Agreement;

4.	“Recipient” is the party receiving the Confidential Information.

II.	CONFIDENTIALITY OBLIGATIONS

Recipient shall in all Circumstances:

a)	Use the Confidential Information for no purpose whatsoever other than the Permitted Purpose;
b)
Disclose the Confidential Information only to its employees strictly on a need-to-know basis.  Each employee to whom the Confidential Information is disclosed shall be informed of the terms of this Agreement.  Recipient shall ensure that each such employee is bound by a written agreement not to divulge such Confidential Information with terms that protect the Discloser’s Confidential Information in the same manner as the Recipient is bound herein;

c)
Not disclose the Confidential Information to any third party without the prior written consent of Discloser, and then only on a need to know basis, and if requested by Discloser, subject to a confidentiality agreement signed by such third party and Recipient and Discloser;

d)	Not make or have made copies of the Confidential Information in any medium without the consent of the Discloser.

III.	EXCEPTIONS

The provisions of Clause II above shall not apply with respect to any Confidential Information received which:

a)	Was already in Recipient’s possession prior to the date of disclosure by Discloser; or
b)	Was developed independently by the Recipient without any reference to or use of the Confidential Information; or
c)	Was in the public domain prior to date of this Agreement or subsequently enters into the public domain otherwise than by breach of this Agreement by the Recipient; or
d)	Is subsequently disclosed to the Recipient by a third party who does not have a duty of confidentiality towards the Discloser; or
e)	Is approved for release upon the written permission of the Discloser; or
f)
Is required to be disclosed to (i) a government/judicial/quasi judicial body in pursuance of an order; or (ii) is required by the lenders/insurance agency of the Recipient in pursuance of any loan or insurance received/ made or to be received/ made, as the case may be.  In such events, where possible, the Recipient shall give adequate notice to the Discloser before making any disclosure to that the Discloser may have adequate opportunity to respond prior to such disclosures; as also make disclosure only to the extent as required.

IV.	NO GRANT OF PROPRIETARY RIGHTS OR LICENSE

The Confidential Information shall remain the exclusive property of the Discloser at all times, even after the termination of this Agreement.  In particular, and without limitation, it is agreed that no license is granted by the Discloser nor any license acquired by the Recipient (by implication or otherwise) for any purpose whatsoever hereunder.

V.	TERM

This Agreement shall terminate in two (2) years from the Effective Date of this Agreement.  The Confidentiality Obligations under Clause II shall survive for a period of two (2) years from the date of disclosure.

VI.	INJUNCTION

Parties acknowledge that the Confidential Information is valuable and unique and that any unauthorized disclosure by the Recipient will result in irreparable injury to the Discloser.  Parties agree that, in the event of a breach or threatened breach of the terms of this Agreement, the Discloser shall be entitled to an injunction in addition to and not in lieu of any other legal or equitable relief including monetary damages.

VII.	RETURN OF MATERIALS

All copies of Confidential Information available with Recipient in whatsoever medium shall either be returned to the Discloser or destroyed without the option of retrieval within five (5) days or a later date as otherwise indicated by the Discloser upon the earlier to occur of the following:

a)	The Recipient be found to be in breach of Clause II of this Agreement; or
b)	The expiry of this Agreement; or
c)	The Discloser’s written request for return or destruction of the Confidential Information.

VIII.	MISCELLANEOUS

1.
No waiver by the Discloser of any breach by the Recipient shall operate as a waiver of any subsequent or continuing breach thereof.  This Agreement sets for the entire agreement and understanding between the parties and supersedes all prior oral and written understandings representations and discussions between them respecting it subject matter, save that nothing in this Agreement shall prejudice the statutory and common law rights of either party in relation to Confidential Information.  This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.  If any provision of this Agreement shall be held invalid of unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.  This Agreement is executed in duplicate and each copy is treated as original for all legal purposes.  This Agreement shall be effective as of the date first above written when signed by both parties hereto.

2.	For the avoidance of doubt, it is clarified that:
a.	The terms of this Agreement are confidential; and
b.
In the event both the parties enter into further agreements related to the Business Opportunity, this Agreement shall continue to be binding on the parties with regards to any Confidential Information exchanged by the parties hereto; and

c.	The recitals given hereinabove form an integral part of this Agreement.

IX.	GOVERNING LAWS

This Agreement shall be governed by and construed according to the laws of Nevada, USA.  This Agreement shall be subject to the exclusive jurisdiction of the Courts of Nevada, USA.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and date mentioned hereinabove.

For ROMBLON STATE UNIVERSITY	For CLENERGEN CORPORATION
Signature: ____________________________ Name: Jeter S. Sespene Title: President Date: 5th December 2010	Signature: _________________________ Name: ___________________________ Title: ____________________________ Date: 5th December 2010